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                                                                  Exhibit No. 12

                                  June 12, 1987

PaineWebber Municipal Series
1285 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

      Please be advised that the 50,000 shares of beneficial interest of the PaineWebber New York Tax-Exempt Fund and the 50,000 shares of beneficial interest of PaineWebber High Yield Bond Fund, which we have today purchased from you in the aggregate amount of $100,000 were purchased as an investment with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.

                                            Very truly yours,

                                            PAINEWEBBER INCORPORATED


                                            By: /s/ Dianne E. O'Donnell
                                                --------------------------------
                                                Dianne E. O'Donnell, Esq.
                                                Vice President and
                                                  Associate General Counsel





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